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                                                                     EXHIBIT 4.1

               HUB INTERNATIONAL EQUITY INCENTIVE PLAN AS AMENDED

1. PURPOSES. The purposes of the HUB INTERNATIONAL LIMITED EQUITY INCENTIVE PLAN, as amended from time to time (the "Plan"), are to advance the interests of Hub International Limited, a corporation organized under the laws of the province of Ontario, and any successor thereto (the "Company"), by linking the personal interests of participants to those of the Company's stockholders by providing Participants (as such term is defined below) with an incentive for outstanding performance. The Plan is further intended to assist the Company in its ability to motivate, and retain the services of, Participants upon whose judgment, interest and special effort the successful conduct of the Company's and its Subsidiaries' (as such term is defined below) operations is largely dependent.

2.  DEFINITIONS AND RULES OF CONSTRUCTION.

(a) Definitions. For purposes of the Plan, the following capitalized words shall have the meanings set forth below:

   "Account" means the bookkeeping record established by the Company for each Participant. An Account is established only for purposes of measuring the value of the Company's obligation to a Participant in respect of Restricted Share Units and not to segregate assets or to identify assets that may be used to settle Restricted Share Units.

   "Associate" has the meaning ascribed to such term in the Securities Act (Ontario), as amended from time to time.

   "Award" means an award made pursuant to the terms of the Plan to an Eligible Individual (as hereinafter defined) in the form of Options, Restricted Shares or Restricted Share Units.

   "Award Document" means an agreement, certificate or other type or form of document or documentation approved by the Committee which sets forth the terms and conditions of an Award. An Award Document may be in written, electronic or other media may be limited to a notation on the books and records of the Company and, unless the Committee requires otherwise, need not be signed by a representative of the Company or a Participant, provided that, if the Company is providing financial assistance to a Participant, the Award Document shall include a promissory note signed by the Participant.

   "Board" means the Board of Directors of the Company.

   "Change of Control" means a sale of all or substantially all of the assets of the Company or the acquisition by any person or group of related persons (other than Fairfax Financial Holdings Limited or persons related to Fairfax Financial Holdings Limited) of more than 50% of the shares of the Company ordinarily entitled to be voted on the election of directors.

   "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations (including any proposed regulations) promulgated thereunder.

   "Committee" means the compensation committee appointed by the Board to administer the Plan and comprised of two or more directors each of whom shall be a "non-employee director" within the meaning of Rule 16b-3 of the Exchange Act and an "outside director" within the meaning of Treasury Regulation
   Section 1.162-27(e)(3), provided that the delegation of powers to such committee shall be consistent with applicable laws, regulations and rules of any applicable jurisdiction or stock exchange (including, without limitation, applicable corporate law and Rule 16b-3 of the Exchange Act).

   "Common Stock" means the common shares of the Company.

   "Date of Grant" means the date of grant of an Award as set forth in the applicable Award Document.

   "Disability" shall have the meaning ascribed to such term in the Company's long-term disability plan. The Committee's determination as to whether or not a Participant has incurred a Disability is final and conclusive and binding on all persons.

   "Effective Date" means May 10, 2002.


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   "Eligible Individual" means an individual described in Section 5(a) who is eligible for an Award under the Plan.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

   "Fair Market Value" means, for purposes of this Plan, unless otherwise required by any applicable provision of the Code or any regulations thereunder, the value of a Share on a particular date, determined as follows:


  (a) if the Common Stock is listed or admitted to trading on such date on the Toronto Stock Exchange, any national securities exchange or quoted through the Nasdaq National Market System ("Nasdaq"), the greater of the closing sale price of a Share as reported on: (i) the relevant composite transaction tape, (ii) the principal exchange (determined by trading value in the Common Stock), or (iii) through Nasdaq, as the case may be, on such date, or in the absence of reported sales on such date, the mean between the highest reported bid and lowest reported asked prices reported on such composite transaction tape or exchange or through the Nasdaq, as the case may be, on such date; or

  (b) if the Common Stock is not listed or quoted as described in the preceding clause, but bid and asked prices are quoted through Nasdaq, the mean between the highest reported bid and lowest reported asked prices as quoted through Nasdaq on such date; or

  (c) if the Common Stock is not listed or quoted on the Toronto Stock Exchange, any other national securities exchange or through Nasdaq or, if pursuant to (a) and (b) above the Fair Market Value is to be determined based upon the mean of the highest reported bid and lowest reported asked prices provided that if the Committee determines that such mean does not properly reflect the Fair Market Value, by such other method as the Committee determines to be reasonable and consistent with applicable law; or

  (d) if the Common Stock is not publicly traded, such amount as is determined by the Committee in good faith.


   "Good Reason" means (i) the breach of the terms of the Participant's employment agreement by the Company or any successor thereto; (ii) the direct or indirect assignment to the Participant of any duties or reporting responsibilities, materially inconsistent with the services contemplated in the Participant's employment agreement (excluding any isolated and inadvertent assignment that is remedied by the Participant's employer within thirty (30) days after receipt of notice from the Participant); (iii) a reduction in the Participant's compensation or an unreimbursed reduction in benefits; (iv) any failure by the Company to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform the provisions of the Participant's employment agreement in the same manner and to the same extent that the employer would be required to perform if no such succession had taken place; (v) the failure by the employer to continue to provide the Participant with benefits; (vi) the relocation of the Participant's principal place of business to a location such that the Participant's regular commute is substantially in excess of the Participant's existing commute to the Participant's then existing principal place of business.

   "Insider" has the meaning ascribed to such term in Section 627 of The Toronto Stock Exchange Company Manual.

   "Just Cause" means (i) a material breach by the Participant of the provisions of the Participant's employment agreement, which breach shall not have been cured by the Participant within thirty (30) days following the written notice thereof by the Participant's employer to the Participant, (ii) the commission of gross negligence by the Participant in the course of the Participant's employment, which commission has a material adverse effect on the Company,
   (iii) the commission by the Participant of a criminal act of fraud, theft or dishonesty causing material damages to the Company, (iv) the Participant's conviction of (or plead of nolo contendere to) any felony, or misdemeanor involving moral turpitude if such misdemeanor results in material financial harm to or materially adversely affects the goodwill of the Company, or (v) such other act or omission that a court of competent jurisdiction declares in a written ruling to be a breach of the Participant's responsibilities under the Participant's employment agreement of such materiality as to justify a termination of the Participant's employment by the Participant's employer.


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   "Option" means a stock option granted under Section 6, which is not an
   "incentive stock option" within the meaning of Section 422 of the Code.

   "outstanding issue" has the meaning ascribed to such term in Section 627 of The Toronto Stock Exchange Company Manual.

   "Participant" means an Eligible Individual who has been granted an Award under the Plan.

   "Restricted Period" means, with respect to any Restricted Share or Restricted Share Unit, the period of time determined by the Committee in accordance with the terms of the Plan during which such Restricted Share or Restricted Share Unit is subject to the restrictions set forth in the applicable Award Document.

   "Restricted Share" means an Award of restricted shares of Common Stock that has not vested or remains subject to forfeiture, transfer or other restrictions in accordance with Section 7 and the applicable Award Document.

   "Restricted Share Units" means an Award of restricted share units of Common Stock that has not vested or remains subject to forfeiture, transfer or other restrictions in accordance with Section 8 and the applicable Award Document.

   "Retirement" means a Participant's retirement at the age regarded by the Company or a Subsidiary as the normal retirement age for its employees in general, based upon the Company's or the Subsidiary's normal employment and related policies and practices.

   "Shares" means the shares of Common Stock and any shares or other securities into which such Shares have been for whatever reason changed or which have for whatever reason been substituted for, or distributed (as a dividend or otherwise) upon, such Shares.

   "Subsidiary" shall have the same meaning ascribed to such term in the Securities Act (Ontario).

   "Termination of Employment" means a Participant's termination of employment or service with the Company or a Subsidiary for any reason whatsoever (including, without limitation, as a result of termination by the Company or a Subsidiary without cause) at a time when the Participant is not (and is not imminently about to be) an employee or a director of either the Company or any Subsidiary or otherwise providing services to the Company.


(b) Rules of Construction. The masculine pronoun shall be deemed to include the feminine pronoun and the singular form of a word shall be deemed to include the plural form, unless the context requires otherwise. Unless the context indicates otherwise, references to sections are to sections of the Plan.

3.  ADMINISTRATION.

(a) Power and Authority of the Committee. The Plan shall be administered by the Committee, which shall have full power and authority, subject to the requirements of The Toronto Stock Exchange, where applicable, and the express provisions hereof:

   (i)    to select Participants from the Eligible Individuals;

   (ii)   to make Awards in accordance with the Plan;

   (iii) to determine the number of shares of Common Stock subject to each Award;

   (iv) to determine the terms and conditions of each Award, including, without limitation, those related to transferability, vesting, forfeiture and exercisability and the effect, if any, of a Participant's Termination of Employment, and including the authority to adjust the terms of an Award to comply with the laws, regulations or rules of any applicable jurisdiction or stock exchange;

   (v) to determine the terms and conditions of any financial assistance provided to a Participant in accordance with the Plan;

   (vi) to amend the terms and conditions of an Award after the granting thereof to a Participant in a manner that either is not prejudicial to the rights of such Participant in such Award or has been consented to in writing by the Participant;



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   (vii)  to specify and approve the provisions of the Award Documents delivered to Participants in connection with their Awards;

   (viii) to construe and interpret any Award Document delivered under the Plan;

   (ix) to prescribe, amend and rescind rules and procedures relating to the Plan;

   (x) subject to the provisions of the Plan and subject to such additional limitations and restrictions as the Committee may impose, to delegate to one or more officers of the Company some or all of its authority under the Plan;

   (xi) to adopt, on behalf of the Company, one or more sub-plans applicable to separate classes of Participants who are subject to the laws of jurisdictions outside of the United States and Canada;

   (xii) to employ such legal counsel, independent auditors and consultants as it deems desirable for the administration of the Plan and to rely upon any opinion or computation received therefrom; and

   (xiii) to make all other determinations (including, without limitation, factual and legal determinations) and to formulate such procedures as may be necessary or advisable for the administration of the Plan.


(b) Plan Construction and Interpretation. The Committee shall have full power and authority, subject to the express provisions hereof, to construe and interpret the Plan.

(c) Corporate Governance. The administration of the Plan shall in all respects be subject to the Company's Articles and By-laws, as may be amended from time to time, and all applicable laws, regulations and rules.

(d) Determinations of Committee Final and Binding. All determinations by the Committee in carrying out and administering the Plan and in construing and interpreting the Plan shall be final, binding and conclusive for all purposes and upon all interested persons. Every action, including an exercise of discretion by the Committee, is wholly without precedent value for any purpose.

4.  COMMON STOCK SUBJECT TO THE PLAN.

(a) Plan Limit. Subject to Section 10, the maximum aggregate number of shares of Common Stock that may be issued in connection with Awards granted under the Plan is 3,631,820 shares (the "Plan Limit"). Subject to compliance with applicable laws, regulations and rules of any applicable jurisdiction or stock exchange, Shares utilized in connection with the Plan may be purchased on the open market or otherwise acquired, newly issued, treasury shares or any combination thereof.

The Shares available for issuance under the Plan together with all of the Company's other previously established or proposed share compensation arrangements cannot, at any time, result in:

   (i) the number of Shares reserved for issuance pursuant to Options granted to Insiders exceeding 10% of the outstanding issue;

   (ii) the issuance to Insiders, within a one-year period, of a number of Shares exceeding 10% of the outstanding issue;

   (iii) the issuance to any one Insider and such Insider's Associates, within a one-year period, of a number of Shares exceeding 5% of the outstanding issue; or

   (iv) the number of Shares reserved for issuance to any one Participant exceeding 5% of the outstanding issue.

(b) Rules Applicable to Determining Shares Available for Issuance. For purposes of determining the number of Shares that remain available for issuance under the Plan, the following Shares shall be added back to the Plan Limit and again be available for Awards:


   (i) the number of Shares withheld from any Award to satisfy a Participant's tax withholding obligations; and

   (ii) the number of Shares underlying any Award that are surrendered and cancelled without being exercised.


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5.  PARTICIPATION.

(a) Eligible Individuals. Awards may be granted by the Committee to individuals ("Eligible Individuals") who are directors, officers or other key employees of the Company or a Subsidiary with the potential to contribute to the future success of the Company or its Subsidiaries. Awards shall not be affected by any change of duties or positions so long as the holder continues to be a director, officer, employee of, or consultant to, the Company or a Subsidiary.

(b) Awards to Participants. The Committee shall have no obligation to grant any Eligible Individual an Award or to designate an Eligible Individual as a Participant.

6.  STOCK OPTIONS.

Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions as the Committee shall deem appropriate, not inconsistent with the terms of the Plan and applicable law, regulations and rules:

(a) Award Document. The terms and conditions of each Option shall be set forth in an Award Document in a form approved by the Committee, which shall incorporate the Plan by reference. The vesting, forfeiture and other restrictions applicable to an Option (which will include, without limitation, restrictions on transferability) shall be determined by the Committee and shall be set forth in the applicable Award Document.

(b) Form of Award. The Committee is authorized to grant Options to Eligible Individuals. An Option shall entitle a Participant to purchase a specified number of Shares during a specified time at an exercise price determined in accordance with Section 6(c) below. An Option shall become exercisable after or at the time such Option becomes vested as determined by the Committee. An Option shall be exercisable during such period(s) as shall be determined by the Committee and the Committee may, subject to regulatory approval, extend the term of an Option after the Date of Grant. An Option which is not exercised during its period of exercisability shall expire without any payment to the Participant.

(c) Exercise Price. The exercise price per share of Common Stock purchasable under an Option shall be fixed by the Committee on the Date of Grant or, alternatively, shall be determined by a method specified by the Committee on the Date of Grant; provided, that such exercise price shall not be less than the Fair Market Value of a share of Common Stock on the Date of Grant.

(d) Method of Exercise. Subject to the provisions of the applicable Award Document, the exercise price of an Option may be paid in cash, certified check or bank check or a combination thereof. The Committee may also establish procedures pursuant to which an Option may be exercised through a "cashless exercise" procedure involving a broker or dealer approved by the Committee, that affords Participants the opportunity to sell immediately some or all of the Shares underlying the exercised portion of the Option in order to generate sufficient cash to pay the Option exercise price and/or to satisfy the minimum required withholding tax obligations related to the Option.

(e) Unvested Options. The following provisions apply to the unvested portion of an Option held by a Participant except to the extent, if any, otherwise provided in the applicable Award Document:


   (i) upon a Participant ceasing to be an Eligible Individual for any reason other than death, Disability, dismissal without Just Cause, resignation for Good Reason, a Change of Control or Retirement, the unvested portion of the Option shall be forfeited and cancelled without any payment to such Participant and shall not be exercisable in whole or in part unless otherwise provided by the Committee, the Plan or the Award Document;

   (ii) upon a Participant ceasing to be an Eligible Individual by reason of death, Disability, dismissal without Just Cause, resignation for Good Reason, a Change of Control or Retirement, the unvested portion of an Option shall immediately vest in full.

Notwithstanding the foregoing, the Board may in any particular case, in its sole discretion and without precedent value, suspend or vary the operation of the foregoing provisions, based on such factors or criteria as the Committee may determine in its sole discretion (including, without limitation, accelerating the vesting of an Option, in whole or in part), but only (i) with prior approval of the Toronto Stock Exchange, and (ii) in a manner that is not adverse to the Participant and complies with applicable laws, regulations and rules of any applicable jurisdiction or stock exchange.

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(f) Termination of Employment. Upon a Participant's death, Disability or
Retirement, the Participant shall, except to the extent, if any, otherwise provided in the applicable Award Document, retain the right to exercise the vested portion of any Option held by such Participant for the applicable term of the Option. Upon a Participant's Termination of Employment by reason of dismissal without Just Cause, resignation for Good Reason or a Change of Control, the Participant shall, except to the extent, if any, otherwise provided in the applicable Award Document, retain the right to exercise the vested portion of any Option held by such Participant for three years following such termination, except in the case of a Participant who is a director of the Company or a consultant to the Company or a Subsidiary in which event the Participant shall, except to the extent, if any, otherwise provided in the applicable Award Document, retain the right to exercise the vested portion of any Option held by such Participant for one year following such termination. Upon a Participant's Termination of Employment for any reason other than death, Disability, dismissal without Just Cause, resignation for Good Reason, a Change of Control or Retirement, the Participant shall, except to the extent, if any, otherwise provided in the applicable Award Document, retain the right to exercise the vested portion of any Option held by such Participant for ninety days following such termination.

(g) Term of Option. Each Option shall be effective for such term as shall be determined by the Committee and set forth in the applicable Award Document; provided, however, that the term of any Option shall not exceed 10 years from the Date of Grant.

(h) Fractional Shares. No fractional Shares may be issued upon any exercise of an Option, and the Committee may determine the manner, if any, in which fractional share value shall be treated.

7.  RESTRICTED SHARES.

Restricted Shares awarded under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions as the Committee shall deem appropriate, not inconsistent with the terms of the Plan and applicable law, regulation and rules:

(a) Award Document. The terms and provisions of each Restricted Share awarded under the Plan shall be set forth in an Award Document in a form approved by the Committee, which shall incorporate the Plan by reference. The vesting, forfeiture and other restrictions applicable to a Restricted Share (which may include, without limitation, restrictions on transferability) shall be determined by the Committee and shall be set forth in the applicable Award Document.

(b) Terms of Restricted Shares; Generally.


   (i) Subject to Section 7(b)(iii), Restricted Shares may be granted to any Eligible Individual by the Committee, in its sole discretion, and shall comply with the terms and conditions of the Plan and the applicable Award Document.

   (ii) Restricted Shares shall be held in escrow rather than delivered to the Participant pending the release of the applicable restrictions and the Participant shall execute and deliver to the Company (1) an escrow agreement satisfactory to the Committee and (2) the appropriate blank stock powers with respect to the Restricted Shares covered by such agreements. If a Participant does not execute an escrow agreement and stock powers, the Award shall be null and void. Subject to the restrictions set forth in Section 7(d), the Participant shall generally have the rights and privileges of a stockholder as to such Restricted Shares, including the right to vote the Restricted Shares and to receive dividends. In the sole discretion of the Committee, cash dividends and stock dividends with respect to the Restricted Shares may be either currently paid to the Participant or withheld by the Company for the Participant's account and subject to such terms as determined by the Committee. Cash dividends or stock dividends may, in the sole discretion of the Committee, be subject to the same restrictions as the underlying Restricted Shares.

   (iii) Unless such Restricted Shares are acquired on the open market, Restricted Shares granted under the Plan shall not be issued until the consideration for the Restricted Shares is fully paid in money, property or past service that is not less in value than the fair equivalent of the money that the Company would have received if the Restricted Shares had been issued for money (as determined by the Board in its sole discretion).


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(c) Certificates. Upon the award of Restricted Shares, the Committee shall cause a share certificate (or appropriate electronic entry) registered in the name of the Participant to be issued and deposited together with the powers with an escrow agent designated by the Committee. The Committee shall cause the escrow agent to issue to a Participant a receipt evidencing any share certificate held by it registered in the name of such Participant.

(d) Restrictions.


   (i) Restricted Shares awarded to a Participant shall be subject to the following restrictions until the expiration of the Restricted Period, and to such other terms and conditions as may be set forth in the applicable Award Document: (1) the Participant shall not be entitled to delivery of the share certificate; (2) the Shares shall be subject to the restrictions on transferability set forth in the Award Document; and (3) the Shares shall be subject to forfeiture to the extent provided in Section 7(f) and the applicable Award Document and, to the extent such Shares are forfeited, the share certificates shall be returned to the Company, and all rights of the Participant to such Shares and as a stockholder shall terminate without further obligation on the part of the Company and all such Shares shall be cancelled.

   (ii) The Committee shall have the authority to remove any or all of the restrictions on the Restricted Shares whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date of the Award, such action is appropriate.

(e) Restricted Period. The duration of the Restricted Period and the other restrictions, if any, that shall be imposed upon the Restricted Shares shall be determined by the Committee at the time each grant of Restricted Shares is made and, at the discretion of the Committee, may be set forth in the applicable Award Document. The Committee may, in any particular case, in its sole discretion and without precedent value, reduce any Restricted Period or any other restrictions regarding the transferability or forfeiture of all or a portion of any Award.

(f) Termination of Employment. Unless otherwise determined by the Committee, in its sole discretion, or specified in the applicable Award Document:

   (i) upon a Participant ceasing to be an Eligible Individual by reason of death, Disability, dismissal without Just Cause, resignation for Good Reason, a Change of Control or Retirement, the Restricted Period applicable to any Restricted Shares granted to such Participant shall terminate; and

   (ii) upon a Participant ceasing to be an Eligible Individual for any reason other than death, Disability, dismissal without Just Cause, resignation for Good Reason, a Change of Control or Retirement, all of the Participant's Restricted Shares shall be forfeited without any payment to such Participant.

Notwithstanding the foregoing, the Committee may, in any particular case, in its sole discretion, but with prior approval of the Toronto Stock Exchange, and without precedent value, suspend or vary the operation of the foregoing provisions, upon such terms and to such extent as it may determine, but only in a manner that is not adverse to the Participant and complies with applicable laws, regulations and rules of any jurisdiction or stock exchange.

(g) Delivery of Restricted Shares. Upon the expiration of the Restricted Period with respect to any Restricted Share, the restrictions set forth in Section 7(d) and the Award Document shall be of no further force or effect with respect to such Restricted Share, provided that the Restricted Share has not been forfeited. Upon such expiration, the Company shall deliver to the Participant, without charge, a share certificate evidencing the Restricted Shares which have not been forfeited and with respect to which the Restricted Period has expired (to the nearest full share) and any cash dividends or share dividends credited to the Participant's account with respect to such Restricted Share and the interest thereon, if any.

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8.  RESTRICTED SHARE UNITS.

Restricted Share Units shall consist of a grant of units, each of which represents the right of the Participant to receive one Share, subject to the following terms and conditions and shall contain such additional terms and conditions as the Committee shall deem appropriate, not inconsistent with the terms of the Plan and applicable law, regulations and rules:

(a) Terms set forth in Award Document. The terms and provisions of each Restricted Share Unit awarded under the Plan shall be set forth in an Award Document in a form approved by the Committee, which shall incorporate the Plan by reference. The vesting, forfeiture and other restrictions applicable to a Restricted Share Unit (which may include, without limitation, restrictions on transferability) shall be determined by the Committee and shall be set forth in the applicable Award Document.

(b) Deferral. By their terms, Restricted Share Units are automatically deferred upon grant as provided in the applicable Award Document. Pursuant to rules and regulations adopted by the Committee, the Committee may permit a Participant to further defer the settlement of a Restricted Share Unit until the earlier of his or her (i) termination of employment or (ii) death. Amounts deferred in accordance with the preceding sentence shall be noted in a Participant's Account.

(c) Accounts. Upon the grant of a Restricted Share Unit, the Board shall credit a Participant's Account with the number of Restricted Share Units granted. In the event that the Company pays any cash or other dividend or makes any other distribution in respect of the Common Stock, a Participant's Account will be credited with an additional number of Restricted Share Units (including fractions thereof) determined by dividing (i) the amount of cash, or the value (as determined by the Board) of any securities or other property, paid or distributed in respect of a Share by (ii) the Fair Market Value of a Share for the date of such payment or distribution, and multiplying the result of such division by (iii) the number of Restricted Share Units that were credited to a Participant's Account immediately prior to the date of the dividend or other distribution. Credits shall be made effective as of the date of the dividend or other distribution in respect of the Common Stock. Dividends credited to a Participant's Account may, in the sole discretion of the Committee, be either currently paid to the Participant or withheld by the Company and credited to the Participant's Account as additional Restricted Share Units. Dividends credited to a Participant's Account may, in the sole discretion of the Committee, be subject to the same restrictions as the underlying Restricted Share Units.

(d) Restrictions.

   (i) Restricted Share Units awarded to a Participant shall be subject to the following restrictions until the expiration of the Restricted Period, and to such other terms and conditions as may be set forth in the applicable Award Document: (1) the Participant shall not be entitled to delivery of the share certificate and (2) the Restricted Share Units shall be subject to forfeiture to the extent provided in
          Section 8(e) and the applicable Award Document.

   (ii) The Committee shall have the authority to remove any or all of the restrictions on the Restricted Shares Units whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date of the Award, such action is appropriate.

(e) Restricted Period. The duration of the Restricted Period and the other restrictions, if any, that shall be imposed upon the Restricted Share Units shall be determined by the Committee at the time each grant of Restricted Share Units is made and, at the discretion of the Committee, may be set forth in the applicable Award Document. The Committee may, in any particular case, in its sole discretion and without precedent value, reduce any Restricted Period or any other restrictions regarding the transferability or forfeiture of all or a portion of any Award.

(f) Termination of Employment. Unless otherwise determined by the Committee, in its sole discretion, or specified in the applicable Award Document:

   (i) upon a Participant ceasing to be an Eligible Individual by reason of death, Disability, dismissal without Just Cause, resignation for Good Reason, a Change of Control or Retirement, the Restricted Period applicable to any Restricted Share Units granted to such Participant shall terminate; and

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


   (ii) upon a Participant ceasing to be an Eligible Individual for any reason other than death, Disability, dismissal without Just Cause, resignation for Good Reason, a Change of Control or Retirement, all of the Participant's Restricted Share Units shall be forfeited without any payment to such Participant.

Notwithstanding the foregoing, the Committee may, in any particular case, in its sole discretion, but with prior approval of the Toronto Stock Exchange, and without precedent value, suspend or vary the operation of the foregoing provisions, upon such terms and to such extent as it may determine, but only in a manner that is not adverse to the Participant and complies with applicable laws, regulations and rules of any applicable jurisdiction or stock exchange.

(g) Delivery of Shares. Upon the expiration of the Restricted Period with respect to any Restricted Share Unit, the restrictions set forth in Section 8(d) and the Award Document shall be of no further force or effect with respect to such Restricted Share Unit, provided that the Restricted Share Unit has not been forfeited. Upon such expiration, the Company shall, in its sole discretion, (i) deliver to the Participant a share certificate evidencing the Restricted Share Units in such Participant's Account that have not been forfeited, or (ii) deliver to the Participant, cash equal to the Fair Market Value of the Shares subject to such Restricted Share Units, or in a combination of Shares and cash.

(h) No Stockholder Rights. The crediting of Restricted Share Units to an Account shall not confer on the relevant Participant any rights as a stockholder of the Company.

9.  GENERAL PROVISIONS.

(a) Non-Transferability of Award. Unless the Committee determines otherwise in its sole discretion and subject to regulatory approval, no Award or amount payable under, or interest in, the Plan shall be transferable by a Participant except by will or the laws of descent and distribution or otherwise be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge; provided, however, that the Committee may, in its sole discretion and subject to such terms and conditions as it shall specify, permit the transfer of an Award, other than an Option, for no consideration to a Participant's family members or to one or more personal holding companies which are controlled or wholly-owned by the Participant, provided such Shares underlying an Award are owned directly or indirectly by the Participant, his or her spouse, minor children or minor grandchildren, and/or family trusts wholly-owned (directly or indirectly) by the Participant or his or her immediate family (collectively, "Permitted Transferees"). Any Award transferred to a Permitted Transferee shall be further transferable only by will or the laws of descent and distribution or, for no consideration, to another Permitted Transferee of the Participant. The Committee may, in its sole discretion, permit transfers of Awards (other than an Option) other than those contemplated by this
Section 9(a). During the lifetime of the Participant, an Option shall be exercisable only by the Participant or by a Permitted Transferee to whom such Option has been transferred in accordance with this Section 9(a).

(b) Rights with Respect to Shares. A Participant shall have no rights as a stockholder with respect to Shares covered by an Award until the date the Participant or his nominee becomes the holder of record of such Shares, and except as herein otherwise provided no adjustments shall be made for cash dividends or other distributions or other rights as to which there is a record date preceding the date such person becomes the holder of record of such shares. The Company shall not be entitled to exercise any voting rights in respect of the Shares held by it unless the Company has both sought and obtained instructions from a Participant, in which case the Company shall exercise the voting rights in respect of the Shares which are or may be transferable to such Participant upon the exercise of such Participant's Options in accordance with the instructions of such Participant (provided that, for greater certainty, nothing herein shall obligate the Company to seek instructions from any or all of the Participants). Except as the following may be varied by action taken under Section 9, the Company shall be entitled (to the exclusion of any Participant) to all dividends and other distributions in respect of the Shares held by it at all times prior to the transfer of such Shares to a Participant upon the exercise of an Option.

(c) No Right to Continued Employment. No Eligible Individual or Participant shall have any claim or right to receive grants of Awards under the Plan. Nothing in the Plan or in any Award or Award Document shall confer upon any Eligible Individual any right to continued employment or service with the Company or any Subsidiary or interfere in any way with the right of the Company or any Subsidiary to terminate the employment or service of any Eligible Individual any time, with or without cause. Each Participant, by accepting an Award, agrees with the Company and its Subsidiaries that he or she will not be entitled to any damages, payment or claim with respect to or as a result of any forfeiture of the Award that occurs as a result of the termination of the Participant's employment or service with the Company or any Subsidiary, regardless of the reason for or circumstances of such termination, or whether such termination was or was not wrongful and of whether or not the period of notice of termination given to the Participant was sufficient.

(d) Consent to Plan. By accepting any Award or other benefit under the Plan, each Participant and each person claiming under or through such Participant shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee.

(e) Wage and Tax Withholding. The Company or any Subsidiary is authorized to withhold from any Award or any compensation or other payment to a Participant amounts of withholding and other taxes with respect to the payment of any federal, state, provincial or local taxes of any kind required by law to be withheld in connection with any Award, and to take such other action as the Committee may deem necessary or advisable to enable the Company and the Participants to satisfy obligations for the payment of the minimum required withholding obligations relating to any Award. This authority shall include authority for the Company to withhold or receive Common Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant's minimum required tax withholding obligations, either on a mandatory or elective basis in the sole discretion of the Committee.

(f) Compliance with Laws. An Award may not be exercised, and no Shares may be issued in connection with an Award, unless and until the Company has determined that (i) the Company and the Participant have taken all actions under the securities laws of both the United States and Canada and including any applicable requirements of any stock exchange in which the Common Stock is listed, (ii) the consideration for the Shares is fully paid in money, property or past service that is not less in value than the fair equivalent of the money that the Company would have received if the Shares had been issued for money (as determined by the Board in its sole discretion), and (iii) the issuance of such Shares complies with any other applicable laws.

(g) Unfunded Plan. The Plan is intended to constitute an "unfunded" plan for incentive compensation. Nothing contained in the Plan (or in any Award Documents or other documentation related thereto) shall give any Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts and deposit therein cash, Shares or other property or make other arrangements to meet the Company's obligations under the Plan. Such trusts or other arrangements shall be consistent with the "unfunded" status of the Plan unless the Committee determines otherwise. The trustee of such trusts may be authorized to dispose of trust assets and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Committee may specify.

(h) Other Employee Benefit Plans. Payments received by a Participant under any Award made pursuant to the Plan shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan or similar arrangement provided by the Company, unless otherwise specifically provided for under the terms of such plan or arrangement or by the Committee.

(i) Compliance with Rule 16b-3. Notwithstanding anything contained in the Plan or in any Award Document to the contrary, if the consummation of any transaction under the Plan would result in the possible imposition of liability on a Participant pursuant to Section 16(b) of the Exchange Act, the Committee shall have the right, in its sole discretion, but shall not be obligated, to defer such transaction or the effectiveness of such action to the extent necessary to avoid such liability, but in no event for a period longer than six months.

(j) Expenses. The costs and expenses of administering and implementing the Plan shall be borne by the Company.

(k) Liability and Indemnification.


   (i) Neither the Company nor any Subsidiary shall be responsible in any way for any action or omission of the Committee or any other fiduciaries in the performance of their duties and obligations as set forth in the Plan. Furthermore, neither the Company, any Subsidiary nor the Committee shall be responsible for any act or omission of any of their agents, or with respect to reliance upon the advice of their counsel, provided that the Company, the appropriate Subsidiary or the Committee, as the case may be, relied in good faith upon the action of such agent or the advice of such counsel.


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


   (ii) Neither the Company, any Subsidiary, the Committee, nor any agent, employee, officer, director, stockholder or member of any of them, nor any other person shall have any liability or responsibility to any Participant or otherwise with respect to the Plan, except with respect to fraud, bad faith or willful misconduct on their part or as otherwise expressly provided herein.

(l) Cooperation of Parties. All parties to the Plan and any person claiming any interest hereunder agree to perform any and all acts and execute any and all documents and papers which are necessary or desirable for carrying out the Plan or any of its provisions.

(m) Notices. Each notice relating to the Plan shall be in writing and delivered by recognized overnight courier or certified mail to the proper address or, optionally, to any individual personally. Except as otherwise provided in any Award Document, all notices to the Company or the Committee shall be addressed to it c/o the Company at its registered office, Attn: Corporate Secretary. All notices to Participants, former Participants, beneficiaries or other persons acting for or on behalf of such persons which are not delivered personally to an individual shall be addressed to such person at the last address for such person maintained in the records of the Committee or the Company.

(n) Financial Assistance. The Committee shall determine, in its sole discretion, the terms and conditions of any financial assistance that shall be provided by the Company to a Participant in order to permit such Participant to exercise an Option or to purchase Shares under the Plan; provided, however, that such financial assistance shall not extend beyond the term of the Option or the right to purchase Shares in respect of which the financial assistance is being provided. The terms and conditions on which financial assistance may be provided to a Participant, including any security for such financial assistance and whether the Company shall have any recourse against such Participant for the outstanding balance of the financial assistance after realization on such security, shall be set forth in the Award Document.

10. RECAPITALIZATION OR REORGANIZATION.

(a) Authority of the Company and Shareholders. The existence of the Plan, the Award Documents and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the Shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any dividend or other distribution, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(b) Change in Capitalization. Notwithstanding any provision of the Plan or any Award Document, if there is any change in the outstanding Shares by reason of a stock dividend or split, a recapitalization, or a consolidation, combination or exchange of shares, or if there is any other change (including, possibly, an extraordinary dividend) which the Committee in its sole discretion determines is a sufficiently fundamental change to warrant the action hereinafter described, the Committee shall make, subject to any prior approval required of relevant stock exchanges or other applicable regulatory authorities, if any, an appropriate substitution or adjustment in (i) the exercise price of any unexercised Options under the Plan; and/or (ii) the number and kind of shares or other securities subject to unexercised Options under the Plan; provided, however, that no substitution or adjustment will obligate the Company to transfer fractional Shares. In the event of the reorganization or the amalgamation, merger or consolidation of the Company with another corporation, the Committee may make such provision for the protection of the rights of Eligible Individuals and Participants as the Committee in its discretion deems appropriate. The determination of the Committee, as to any such substitution or adjustment or as to there being no need for the same, will be final and binding on all parties.

11. EFFECTIVE DATE.

The Plan shall become effective on the Effective Date, subject to subsequent approval thereof by the Company's stockholders, and shall remain in effect until it has been terminated pursuant to Section 12. If the Plan is not approved by the stockholders, the Plan and all interests in the Plan awarded to Participants shall be void ab initio and of no further force and effect.

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


12. AMENDMENT; SUSPENSION AND TERMINATION.

Notwithstanding anything herein to the contrary, the Board or the Committee may, at any time, terminate or, from time to time, amend, modify or suspend the Plan; provided, however, that no amendment or modification which (i) increases the Plan Limit or (ii) otherwise must be approved by stockholders pursuant to applicable rules of an exchange or any requirements or any requirements of the Code and the regulations promulgated thereunder, shall be effective without stockholder approval. However, except as otherwise expressly provided herein, no amendment, modification, suspension or termination of the Plan shall alter the rights of any Participant existing at such time with respect to an Award, except with the express written consent of such Participant. The Plan shall continue until earlier terminated by the Company pursuant to this Section 12. If the Plan is terminated, the provisions of the Plan, and any administrative guidelines, regulations and other rules adopted by the Committee with respect to the Plan which are in force at the time of such termination, will continue in effect in respect of any Awards which are outstanding at such time and any rights pursuant to any such Awards. However, notwithstanding the termination of the Plan, the Committee may make any amendments to the Plan or the Awards which it would have been entitled to make if the Plan were still in effect. With the consent of any applicable regulatory authorities, as may be required, the Committee may, in its sole discretion and without precedent value, amend or modify any particular outstanding Award(s) or, in circumstances which the Committee deems appropriate (such a circumstance may, for instance, be a change of control of the Company), all outstanding Awards, so as to:


   (i)    accelerate the Award's vesting or exercisability;

   (ii) reduce any restrictions on the transferability, vesting or exercisability of the Award; or

   (iii) if the Company ceases to be subject to the terms of the Exchange Act or there is a contemplated transaction which would result in the Company ceasing to be subject to the terms of the Exchange Act, abbreviate the exercise period of all outstanding Awards;

upon not less than 30 days' notice to all affected Participants and upon such terms (including the possible reinstatement of Awards) as the Committee determines.

13. GOVERNING LAW.

The validity, construction and effect of the Plan, any rules and regulations relating to the Plan, and any Award shall be determined in accordance with the laws of the province of Ontario applicable to contracts to be performed entirely within such state and without giving effect to principles of conflicts of laws.